Mail Stop 4561

February 11, 2008


Neal A. Petrovich
Senior Vice President and Chief Financial Officer
American National Bankshares, Inc.
628 Main Street
Danville, VA  24541

	Re: 	American National Bankshares, Inc.
Form 10-K for the Fiscal Year Ended December 31, 2006
Form 10-Q for the Fiscal Quarters Ended March 31, 2007, June 30,
2007
and September 30, 2007
		File No.  0-12820

Dear Mr. Petrovich:



      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Sincerely,



Michael Clampitt
Staff Attorney



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